Exhibit 10.19

Structure Therapeutics Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Structure Therapeutics Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy first became effective commencing as of February 2, 2023 and has subsequently been amended, most recently on January 21, 2025, and may be further amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Eligible Directors: $45,000

b.	Non-Executive Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $179,000
2.	Annual Committee Chair Service Retainer:

a.Chair of the Audit Committee: $20,000

b.Chair of the Compensation Committee: $15,000

c. Chair of the Research and Development Committee: $15,000

d.Chair of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.Member of the Audit Committee: $10,000

b.Member of the Compensation Committee: $7,500

c.Member of the Research and Development Committee: $7,500

d.Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2023 Equity Incentive Plan (the “Plan”). All share options granted under this policy will be nonstatutory share options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the

Plan) of the underlying Shares (as defined in the Plan) on the date of grant and a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death or Cause (as defined in the Plan), the post-termination exercise period will be 12 months from the date of termination, except as otherwise provided in Section 4 below.

1.Initial Grant: For each Eligible Director who is first elected or appointed to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a share option to purchase Shares with an aggregate value equal to $800,000, provided that such share option does not exceed 0.060% of the total number of Shares (as defined in the Plan) of the Company outstanding on the date of grant (the “Initial Grant”). Each Initial Grant will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2.Annual Grant: On the date of each annual shareholder meeting of the Company, each Eligible Director who continues to serve as a non-employee member of the Board following such annual shareholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a share option to purchase Shares with an aggregate value equal to $400,000, provided that such share option does not exceed 0.030% of the  total number of Shares (as defined in the Plan) of the Company outstanding on the date of grant (the “Annual Grant”). Each Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date immediately prior to the date of the Company’s next annual shareholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. With respect to an Eligible Director who was first elected or appointed to the Board on a date other than the date of the Company’s annual shareholder meeting, upon the Company’s first annual shareholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual shareholder meeting.

3.Calculation of Number of Shares: The number of ADSs underlying each Initial Grant and Annual Grant shall be determined by dividing the aggregate value of the share option by the grant date “fair value” of an ADS the Company uses for financial reporting purposes, rounding down to the nearest ADS; provided, however, that for purposes of calculating the grant date “fair value,” the grant date fair market value shall be assumed to be the average closing price per ADS based on the 30 trading day period ending on and including the seventh calendar day prior to the applicable date of grant. The number of Shares underlying each Initial Grant and Annual Grant shall be determined by multiplying the number of ADSs underlying the applicable share option by three.

4.Accelerated Vesting: Notwithstanding the foregoing, each Initial Grant and Annual Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service (as defined in the Plan) through the date of such Change in Control.

5.Transfer to Trust: Notwithstanding the foregoing, in the event that any vested share option held by an Eligible Director is transferred to a trust for estate planning purposes, (a) upon such Eligible Director’s termination of service other than for Cause, the post-termination exercise period will begin on the date of termination and end on the option’s applicable expiration date and (b) the exercise price applicable to any such option may be paid via a “net exercise” arrangement, as further described in the applicable option agreement.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.